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                                                                       EXHIBIT 2

                  AMENDMENT NO. I TO THE AMENDED AND RESTATED
                     AGREEMENT AND DECLARATION OF TRUST OF
                         U.S. BOSTON INVESTMENT COMPANY

     We, the undersigned, being all of the Trustees of U.s. Boston Investment Company, a Massachusetts business trust created and existing under an Amended and Restated Agreement and Declaration of Trust dated as of April 2, 1990, (the "Agreement") , a copy of which is on file in the office of the Secretary of State of the Commonwealth of Massachusetts, do hereby certify that the following amendment to said Agreement has been authorized by the unanimous vote of the Trustees, taken at a meeting held for that purpose on July 14, 1993, consistent with Article IX, Section 7 of the Agreement, and do hereby amend said Agreement as follows:

     By amending Section 1 of ARTICLE I to read in its entirety as follows:

     "Section 1. This Trust shall be known as "The Quantitative Group of Funds", and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine."

     The foregoing Amendment shall become effective as of the close of business July 18, 1993.

     IN WITNESS WHEREOF, we have hereunto set our hands and common Seal, for ourselves and our successors and assigns.

______________________
Robert M. Armstrong

______________________
John M. Bulbrook

______________________
Joseph H. Newberg

______________________
Willard L. Umphrey

______________________
Edward A. Bond, Jr.

______________________
Edward E. Burrows

______________________
Leon Okurowski